Exhibit 10.17

Summary of Executive Officers Compensation

Base Salary

The following table sets forth the base salary for each named executive officer of Sanchez Production Partners GP LLC, the general partner of Sanchez Production Partners LP (the “Partnership”).  Each person is an employee of Sanchez Oil & Gas Corporation (“SOG”) and provides services to the Partnership, with the amounts listed being the portion of the salary allocated to the Partnership, effective as of January 1, 2016.

Sanchez Production Partners LP, Officer	Base Salary
Gerald F. Willinger Chief Executive Officer	$600,000
Charles C. Ward Chief Financial Officer, Treasurer, and Secretary	$275,000
Patricio D. Sanchez Chief Operating Officer	$400,000
Kirsten Hink Chief Accounting Officer	$46,750

Other Benefits

SOG does not maintain a defined benefit pension plan for its employees because it believes that such plans primarily reward longevity rather than performance. SOG provides a basic benefits package generally to all employees, which includes a 401(k) plan and health, disability and life insurance. In its discretion, SOG and/or the board of directors of the Partnership’s general partner may award the named executive officers cash bonuses and/or equity compensation.